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                                                                Exhibit 99(d)(5)

                           FORM OF SUB-ADVISORY AGREEMENT

     AMENDED AND RESTATED AGREEMENT made as of the __th day of April, 2006, by and between MORGAN STANLEY INVESTMENT MANAGEMENT INC., a Delaware corporation (hereinafter referred to as "MSIM", and MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (hereinafter referred to the "Local Manager").

                                  WITNESSTETH:

     WHEREAS, Morgan Stanley Institutional Fund, Inc. (the "Fund") is a Maryland corporation engaged in business as an open-end management investment company with separate portfolios, certain of which are set forth on Schedule A, as may be amended from time to time (with such portfolios set forth on Schedule
A being the "Portfolios"), and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company
Act"); and

     WHEREAS, MSIM and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisors Act of 1940, as amended; and

     WHEREAS, the Local Manager is the holder of a capital markets services licence for fund management under the Securities and Futures Act (Cap. 289) of Singapore/ or is exempt from licensing under the Securities and Futures Act (Cap. 289) of Singapore and is the holder of a financial adviser's licence under the Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap. 110) of Singapore; and

     WHEREAS, MSIM has entered into an investment advisory agreement (the "Advisory Agreement") with the Fund dated June 1, 2005, as amended from time to time, pursuant to which MSIM provides management and investment and advisory services to the Fund; and

     WHEREAS, the Local Manager is willing to provide investment advisory services to MSIM in connection with the Fund's operations on the terms and conditions hereinafter set forth;

    WHEREAS, MSIM and the Local Manager desire to amend and restate an existing Sub-Advisory Agreement, dated August 11, 2003, relating to the Fund;

     NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and MSIM hereby agree as follows:

                                    ARTICLE I

                           DUTIES OF THE LOCAL MANAGER

     MSIM hereby employs the Local Manager to act as investment adviser to MSIM and to furnish the investment advisory services described below, subject to the broad supervision of MSIM and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     The Local Manager shall have the right to make unsolicited calls on MSIM and shall provide MSIM with such investment research, advice and supervision as the latter may from time to time consider

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necessary for the proper supervision of the assets of the Fund; shall furnish continuously an investment program for the Fund and shall make recommendations from time to time as to which securities shall be purchased, sold or exchange and what portion of the assets of each Portfolio of the Fund shall be held in the various securities in which the Portfolio invests, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Portfolio's investment objective(s), investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information", respectively). The Local Manager shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions. The Local Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Fund shall be exercised.

     The Local Manager will not hold money on behalf of MSIM or the Fund, nor will the Local Manager be the registered holder of the registered investment of MSIM or the Fund or be the custodian of documents or other evidence of title.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

     The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof and shall pay all compensation of officers of the Fund and all Directors of the Fund who are affiliated persons of the Local Manager.

                                   ARTICLE III

                        COMPENSATION OF THE LOCAL MANAGER

     For the services rendered, the facilities furnished and expenses assumed by the Local Manager, MSIM shall pay to the Local Manager a fee in an amount to be determined from time to time by MSIM and the Local Manager but in no event in excess of the amount that MSIM actually received for providing services to the Fund pursuant to the Advisory Agreement.

                                   ARTICLE IV

                  LIMITATION OF LIABILITY OF THE LOCAL MANAGER

     The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the Local Manager shall include any affiliates of MSIM performing services for MSIM contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

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                                    ARTICLE V

                         ACTIVITIES OF THE LOCAL MANAGER

     The services of the Local Manager to the Fund are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood that Directors, officers, employees and shareholders of the Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI

                 COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

     The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorisations, licences, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement. The Local Manager shall inform MSIM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorisations, licences, consents, approvals or registrations.

                                   ARTICLE VII

                   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the Advisory Agreement (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by MSIM or by vote of a majority of the outstanding voting securities of the Fund, or by the Local Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                  ARTICLE VIII

                          AMENDMENTS TO THIS AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

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                                   ARTICLE IX

                          DEFINITIONS OF CERTAIN TERMS

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person" used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X

                                  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        MORGAN STANLEY INVESTMENT
                                        MANAGEMENT INC.


                                        By:
                                             -----------------------------
                                             Name:
                                             Title:


                                        MORGAN STANLEY INVESTMENT
                                        MANAGEMENT COMPANY


                                        By:  /s/
                                             -----------------------------
                                             Name:
                                             Title:

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                                   SCHEDULE A
                     AS AMENDED THROUGH APRIL 25, 2006

PORTFOLIO

International Magnum Portfolio

International Real Estate Portfolio

Emerging Markets Portfolio

Global Real Estate Portfolio


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